                                                                   Exhibit 10.23

                                                      Human Resources
[LOGO OMITTED]                                        Columbia, Maryland



DATE:                 March 2001

TO:                   Participants in the 2001 Long-Term Incentive Program

FROM:                 M. N. Piergrossi

CC:                   J. P. Forgach       S. K. Krawczel
                      M. T. Johnson       W. B. McGowan

     I am pleased to inform you that you have been selected to participate in Grace's 2001 Long-Term Incentive Program. Grace's LTIP is designed to target long-term incentives with a value at the 60th percentile of long-term incentives offered by specialty chemical companies of comparable size to Grace.

The 2001 Long-Term Incentive Program features a stock option grant and a long-term cash component.

Grace has incorporated the long-term cash component to maintain the Company's competitive position regarding long-term incentives, in consideration of

o Excellent company performance that is not reflected by stock appreciation, and
o Perceived value of stock options in today's economy.

STOCK OPTIONS

The option terms are detailed in the enclosed option award and the copy of the Company's 2000 Stock Incentive Plan.

o Your nonstatutory stock options ("NSO") were granted by the Compensation Committee of the Board of Directors of W.R. Grace & Co. (the "Company") on March 7, 2001.

o Your option will enable you to purchase shares of the Company's Common Stock at the price of $2.40 per share, which is equal to the "Fair Market Value" of the Company's Common Stock on the date of grant (March 7, 2001).

o This option becomes exercisable in three annual installments (unless there is a change in control of the Company, in which case this option, along with any others you hold, would become exercisable in full) and will expire 10 years from the date of grant.

o If you are subject to U.S. taxes, you will, upon the exercise of this option, realize ordinary income equal to the option profit (the excess of the market value of the Common Stock on the date of exercise over the purchase price under the option); this option profit will be subject to applicable withholding taxes at that time. Although state income tax laws are generally similar to the federal law, this is not always the case. If you are subject to taxes in a country other than the United States, the tax consequences of the receipt and exercise of your option will be determined under the tax laws of such country.


THIS DOCUMENT CONSTITUTES PART OF A
PROSPECTUS COVERING SECURITIES THAT
HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933.

o The enclosed option contains a provision permitting you to pay the purchase price upon the exercise of the option in cash or, with the permission of the Company (which may be subject to certain conditions), in shares of the Company's Common Stock delivered to the Company or in a combination of cash and such shares.

LONG-TERM CASH COMPONENT

     Your target long-term cash award was calculated by multiplying the number of options you were awarded on March 7, 2001 by $6. Your actual award will be based on the 3-year average annual growth rate (AAGR) in total corporate pre-tax income from core operations. Payouts are contingent upon achievement of target AAGR for the 3-year performance period. The target AAGR is 10%, using 2000 results as the base. The payout will vary with actual results as shown in the chart below:


      ----------------------------------------------- ---------------------
       2001-2003 AAGR LEVEL ACHIEVED OVER 2000               PAYOUT
                                                        AS A % OF TARGET
      ----------------------------------------------- ---------------------

                    25% or higher                             200%
      ----------------------------------------------- ---------------------

                         20%                                  166%
      ----------------------------------------------- ---------------------

                         15%                                  133%
      ----------------------------------------------- ---------------------

                         10%                                  100%
      ----------------------------------------------- ---------------------

                         5%                                   50%
      ----------------------------------------------- ---------------------

                    Less than 5%                               0%
      ----------------------------------------------- ---------------------

For the 2001-2003 Program, cash payments will be made in two installments - 50% of what is earned based on performance for 2001 and 2002, but no more than 50% of target, will be paid in March 2003, and the balance will be paid in March 2004. Please see the enclosed administrative practices for further details.

Under U.S. federal income tax law, the value of the cash payments, when received, will constitute ordinary income and will trigger income tax withholding obligations at that time. If you are subject to taxes in a country other than the United States, the tax consequences of the receipt of cash will be determined under the laws of such country.

ENCLOSURES

o    Two copies of your stock option

o One copy of the Company's 2000 Stock Incentive Plan under which your option was granted (which constitutes Annex A to your option)

o    Two copies of your Long-Term Cash Award

o Sample Calculation of Long-Term Cash Award Earned (which constitutes Annex B to your long-term cash award)

o Administrative Practices - Long-Term Cash Award Program (which constitutes Annex C to your long-term cash award)

REQUIRED ACTIONS

Please promptly sign and return one copy of the option and one copy of the cash award to Marihelen Johnson in the Columbia office.

ADDITIONAL QUESTIONS

If you have any questions on this program, please feel free to call me at (410) 531-4183 or Sonya Krawczel at (410) 531-4479.

                                                                        ANNEX B

               SAMPLE CALCULATION OF LONG-TERM CASH AWARD EARNED

Your target Long-Term Cash Award was calculated by multiplying the number of options you were awarded on March 7, 2001 by $6. Your actual award will be based on the 3-year average annual growth rate (AAGR) in total corporate pre-tax income from core operations. Payouts are contingent upon achievement of target AAGR for the 3-year performance period. The target AAGR is 10%, using 2000 results as the base year.

The Total Corporate Pre-Tax Income (PTI) from Core Operations in 2000 was $187.1 million. The chart below details five scenarios at different assumed growth rates. The target growth rate is highlighted.

------------------------------------------------------------------------

   ASSUMED GROWTH RATES          2000 PTI                 2001
                                BASE PERIOD
------------------------------------------------------------------------

                   5.0%           $187.1                 $196.5
                  10.0%            187.1                 205.8
                  15.0%            187.1                 215.2
                  20.0%            187.1                 224.5
                  25.0%            187.1                 233.9
------------------------------------------------------------------------




-----------------------------------------------------------------------
PERFORMANCE PERIOD (1)
         2002                    2003                  TOTAL PTI
    ($ IN MILLIONS)                                    01-03 (2)
-----------------------------------------------------------------------

        $206.3                  $216.6                  $619.3
         226.4                   249.0                   681.2
         247.4                   284.6                   747.2
         269.4                   323.3                   817.3
         292.3                   365.4                   891.6
-----------------------------------------------------------------------


----------------------
 PAYOUT
    LONG-TERM CASH
        AWARD
----------------------

       50% (3)
         100%
         133%
         166%
       200% (4)
----------------------


(1) Pre-tax income from core operations and adjustments, if any, as may be approved by the Compensation Committee. Excludes costs associated with strategic evaluation activities.

(2) All results include full recognition/accrual of Annual Incentive Compensation Program payments, and, for achievement levels above 10% (i.e., 15%, 20%, and 25%), all totals include accruals for Long-Term Incentive Program Payments above the target amount.

(3)  If the actual AAGR is below 5%, the payout is zero.

(4) The payout will not be adjusted above 200% for AAGR above 25%.

For the 2001-2003 program, cash payments will be made in two installments: (1) 50% of what is earned based on 2001-2002 performance, but no more than 50% of target, to be paid in March 2003 and (2) the balance to be paid in March 2004.

The chart below shows the payout schedule and amounts for an employee who received, in March 2001, 3,400 stock options and whose Targeted Long-Term Cash Award is $20,400 (i.e., $6 X 3,400).

-------------------------------------- ------------------------------------ ------------------------------------
         AAGR LEVEL ACHIEVED                  PAYOUT IN MARCH 2003                 PAYOUT IN MARCH 2004
-------------------------------------- ------------------------------------ ------------------------------------
                 5%                                  $5,100                               $5,100
-------------------------------------- ------------------------------------ ------------------------------------
                 10%                                 $10,200                              $10,200
-------------------------------------- ------------------------------------ ------------------------------------
                 15%                                 $10,200                              $16,930
-------------------------------------- ------------------------------------ ------------------------------------
                 20%                                 $10,200                              $23,665
-------------------------------------- ------------------------------------ ------------------------------------
                 25%                                 $10,200                              $30,600
-------------------------------------- ------------------------------------ ------------------------------------


------------------------------------
           TOTAL PAYOUT
------------------------------------
              $10,200
------------------------------------
              $20,400
------------------------------------
              $27,130
------------------------------------
              $33,865
------------------------------------
              $40,800
------------------------------------

                                                                        ANNEX C

                               W. R. GRACE & CO.
            ADMINISTRATIVE PRACTICES - LONG-TERM CASH AWARD PROGRAM
                          2001-2003 Performance Period

DEFINITIONS

"Award Payment": An Interim Long-Term Cash Award Payment or Remaining Long-Term Award Payment, as applicable.

"Board of Directors": The Board of Directors of the Company

"Business": As the context may require, a product line, group, division, Subsidiary or other organizational entity of the Company

"Committee": The Compensation Committee of the Board of Directors.

"Company": W. R. Grace & Co., a Delaware Corporation and/or, if applicable in the context, one or more of its Subsidiaries.

"Incomplete Long-Term Cash Awards": A Long-Term Cash Award for which the Performance Period has not been completed as of the date referenced.

"Interim Long-Term Cash Award Payment": The first installment of a Long-Term Cash Award that may be paid in the third and final year of the Performance Period, based on the Company's performance during the first two calendar years of the Performance Period. This amount will not exceed 50% of the Targeted Award, regardless of Company performance at the time of payment.

"Key Employee": An officer or other senior, full-time employee of the Company, who, in the opinion of the Company, can contribute significantly to the growth and successful operations of the Company.

"Long-Term Cash Award Program": An undertaking by the Company to financially reward a Key Employee at the end of a Performance Period, which undertaking is contingent upon or measured by the attainment over the Performance Period of specified performance objectives determined (on a consolidated or unconsolidated basis) by changes in the 3-year average annual growth rate
(AAGR) in total Pre-Tax Income from Core Operations.

"Long-Term Cash Award": A cash award, to be paid in the future, which is granted to Key Employees under the Company's long-term incentive program.

"Long-Term Cash Award Earned": The amount of cash earned by a Participant pursuant to the terms of a Long-Term Cash Award.

"Participant": A Key Employee who is, or who is proposed to be, a recipient of a Long-Term Cash Award.

"Performance Period": Except as provided herein, a period of three calendar years over which a Long-Term Cash Award may be earned, as approved by the Committee. The first Performance Period under this Plan will commence effective January 1, 2001 and will end on December 31, 2003. Performance Periods with respect to different Long-Term Cash Awards to the same individual may overlap.

"Pre-Tax Income from Core Operations": The "pre-tax income from core operations" of the Company as reported on (and calculated in accordance with) the statement of W. R. Grace & Co. Continuing Operations- Segment Basis.

"Remaining Long-Term Cash Award Payment": The second installment of the Long-Term Cash Award that may be paid after the end of the Performance Period, based on Company performance for the entire Performance Period.

"Subsidiary": A corporation, partnership, limited liability company or other form of business association of which shares of common stock or other ownership interests (i) having more than 50% of the voting power regularly entitled to vote for directors (or equivalent management rights) or (ii) regularly entitled to receive more than 50% of the dividends (or their equivalents) paid on the common stock (or other ownership interests), are owned, directly or indirectly, by the Company.

"Targeted Award": The amount of cash award specified in writing for a Participant as his or her "Targeted Award" for a Performance Period and which is subject to and covered by the terms and conditions of a Long-Term Cash Award. This amount may be different from the Long-Term Cash Award Earned by an individual.


PLAN ADMINISTRATION

The Plan shall be administered by the Committee, provided that no member of the Committee shall be eligible to receive a Long-Term Cash Award while serving on the Committee.

The Committee shall approve (i) the performance measurements and objectives for each Long-Term Cash Award and (ii) the Performance Period over which a Long-Term Cash Award is to be earned.

The Committee shall approve (i) the Key Employees who are to be granted Long-Term Cash Awards and (ii) the Targeted Award subject to each Long-Term Cash Award.


LONG-TERM CASH AWARDS

The Committee may, at any time or from time to time, grant Long-Term Cash Awards to Key Employees.

Each Long-Term Cash Award shall be evidenced by a written instrument containing such terms and conditions as the Committee shall approve, provided the instrument is consistent with these practices.

No Long-Term Cash Award, nor any payment or right thereunder, shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, or by the terms of a Participant's Designation of Beneficiary, if any, on file with the Company.

In the case of a Key Employee who becomes a Participant after the beginning of a Performance Period, the Committee may ratably reduce the amount of the Targeted Award covered by such Employee's Long-Term Cash Award or otherwise appropriately adjust the terms of the Long-Term Cash Award to reflect the fact that the Key Employee is to be a Participant for only part of the Performance Period.

It is the intention of the Committee that Long-Term Cash Awards be related to the results of the core operations affected by the management actions taken by the Participants. Subject to the administrative practices that apply to termination or change in employment status and to the amendment or discontinuance of Long-Term Cash Awards, the performance objectives applicable to Long-Term Cash Awards will remain unchanged during the Performance Period except as follows:

o In the event of the divestment of a Business prior to completion of the Performance Period, both the performance objectives and results pertaining to that Business shall be eliminated for the full year in which the divestment occurs and for any subsequent years.

o    In general, acquisitions will be included in the performance results.


TERMINATION OR CHANGE IN EMPLOYMENT STATUS

A Participant shall forfeit all rights to any Award Payment, if, prior to the date of payment of such Award Payment, the Participant (1) resigns without the consent of the Committee, (2) retires under a retirement plan of the Company or Subsidiary before age 62 without the consent of the Committee, or (3) is terminated for cause.

If a Participant retires under a retirement plan of the Company or Subsidiary at or after age 62, or ceases employment as a result of death or disability, or ceases employment as a result of an involuntary termination after a Change in Control of the Company (as defined herein), during a Performance Period, then his rights in any Incomplete Long-Term Cash Award related to that Performance Period shall thereupon vest, and he shall be entitled to receive any Award Payment of any Long-Term Cash Award Earned he would otherwise have received (at the time he would have otherwise received the Award Payment), except that the amount of any Long-Term Cash Award Earned shall be reduced ratably in proportion to the portion of the Performance Period during which the Participant was not an employee. If a Participant ceases employment with the Company for any of the reasons specified in this paragraph, after the completion of any Performance Period (but before the payment of the Remaining Long-Term Cash Award Payment related to the completed Performance Period), then his rights to any Long-Term Cash Award Earned and to such Award Payment related to the completed Performance Period shall thereupon vest, and he shall be entitled to receive such Award Payment at the time he would have otherwise received the Payment.

If a Participant ceases employment with the Company for any reason other than those indicated in the previous two paragraphs (including by reason of involuntary termination not for cause, except as provided above with respect to involuntary termination after a Change in Control of the Company, or transfer of employment to a buyer of any business unit of the Company), then his rights in any Incomplete Long-Term Cash Award, and any Award Payment that is unpaid as of the date the Participant ceases such employment, shall be determined by the Committee (or the designee of the Committee, which may include the Chief Executive Officer of the Company) as soon as practicable after the Participant ceases such employment. All such determinations shall be final and binding on all parties.

Except as modified by the provisions of the second and third paragraphs of this section, payments due to Participants pursuant to the applicable preceding paragraphs, above, shall be calculated and made in accordance with the provisions described under the section entitled "Calculation of Long-Term Cash Awards Earned: Form of Payment".

A leave of absence, if approved by the Committee, shall not be deemed a termination or change of employment status for the purposes of this section, but, unless the Committee otherwise directs, any Long-Term Cash Award Earned that a Participant would otherwise have received under a Long-Term Cash Award Program shall be reduced ratably in proportion to the portion of the Performance Period during which the Participant was on such leave of absence.

Any consent, approval or direction which the Committee may give under this section in respect of an event or transaction may be given before or after the event or transaction.


CALCULATION OF LONG-TERM CASH AWARDS EARNED: FORM OF PAYMENT

Long-Term Cash Awards Earned will be paid to Participants in two installments
(1) the first installment shall be paid in March of the third and final year of the Performance Period and shall be equal to 50% of what is earned based on the Company's performance for the first two calendar years of the applicable Performance Period, but no more than 50% of the Participant's targeted award (the "Interim Long-Term Cash Award Payment"), and (2) the balance, if any, of the Long-Term Cash Award Earned will be paid in March after the end of the third and final year of the Performance Period (the "Remaining Long-Term Cash Award Payment").

The Committee shall determine the extent to which the performance objectives of a Long-Term Cash Award have been achieved during the Performance Period and the amount of any Long-Term Cash Awards Earned (and the amount of any Award Payment). All calculations in this regard shall be made in accordance with the generally accepted accounting principles customarily applied by the Company and shall be submitted to the Committee for its review and approval. The determination of the Committee shall be final and binding.

GENERAL

Nothing in this document nor in any instrument executed pursuant hereto shall confer upon a Participant any right to continue in the employ of the Company or a Subsidiary, or shall affect the right of the Company or a Subsidiary to terminate his or her employment with or without cause.

The Company or a Subsidiary may make such provisions as it may deem appropriate for the withholding or any taxes that the Company or a Subsidiary determines it is required to withhold in connection with any Long-Term Cash Award Earned.

Nothing in a Long-Term Cash Award is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice, or arrangement for the payment of compensation or benefits to employees generally, or to any class or group of employees, which the Company or a Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, group insurance, annual bonus, stock purchase, stock bonus or stock option plan; provided, however, that no amounts awarded or paid pursuant to any Long-Term Cash Award shall be included or counted as compensation for the purposes of any employee benefit plan of the Company or a Subsidiary where contributions to the plan, or the benefits received from the plan, are measured or determined in whole or in part, by the amount of the employee's compensation.

The grant of a Long-Term Cash Award to an employee of a Subsidiary shall be contingent on the approval of the Long-Term Cash Award by the Subsidiary and the Subsidiary's agreement that (i) the Company may administer such Award on its behalf and (ii) the Subsidiary will make, or reimburse the Company for, the payments called for by the Long-Term Cash Award. The provisions of this paragraph and the obligations of the Subsidiary so undertaken may be waived, in whole or in the part, from time to time by the Company.


AMENDMENTS AND DISCONTINUANCE

In the event acquisitions, divestments, substantial changes in tax or other laws or in accounting principles or practices, natural disasters or other extraordinary events render fulfillment of the performance objectives of a Long-Term Cash Award impossible or impracticable, or result in the achievement of the performance objectives without appreciable effort by the Participant, the Committee may, but shall not be obligated to, amend any such Long-Term Cash Award in any appropriate manner so that the Participant may earn Long-Term Cash Awards comparable to those that might have been earned if the extraordinary event had not occurred.

The Chief Executive Officer of the Company may approve such technical changes and clarifications to the Long-Term Cash Award Program as necessary, provided such changes or clarifications do not vary substantially from the terms and conditions outlined in this description.

In the event a Change in Control of the Company (as defined herein) shall occur or the Board of Directors has reason to believe that a Change of Control may occur, the Committee may, with respect to any one or more Long-Term Cash Awards, (i) reduce the length of a Performance Period to not less than one year, (ii) make ratable adjustments to performance objectives and Targeted Awards, (iii) change the methods of measuring the performance objectives, (iv) accelerate the payment of any Long-Term Cash Awards Earned or any Award Payment, and (v) take other action deemed by it to be appropriate and in the best interests of the Company under the circumstances. For the purposes of this paragraph:

(A) "Change in Control of the Company" means and shall be deemed to have occurred if (a) the Company determines that any "person" (as such term is used in Section 13(d) and 14 (d) of the Securities Exchange Act of 1934), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, has become the "beneficial owner" (as defined in Rule 13d-3 under such Act), directly or indirectly, of 20% or more of the outstanding common stock of the Company (provided, however, that a Change in Control shall not be deemed to have occurred if such person has become the beneficial owner of 20% or more of the outstanding Common Stock as the results of a sale of Commons Stock by the Company that has been approved by the Board of Directors); (b) individuals who are Continuing Directors cease to constitute a majority of any class of directors of the Board of Directors; (c) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Corporate Transaction"), in each case, with respect to which the stockholders of the Company immediately prior to such Corporate Transaction do not, immediately after the Corporate Transaction, own 50% or more of the combined voting power of the corporation resulting from such Corporate Transaction; or (d) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

(B) "Continuing Director" means any member of the Board of Directors who was such a member on the date on which this Program was approved by the Board of Directors, and any successor to a Continuing Director who is approved as a nominee or elected to succeed to a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors.

The granting of Long-Term Cash Awards may be amended or discontinued by the Committee at any time.

No amendment or discontinuance of Long-Term Cash Awards shall, without a Participant's consent, adversely affect his rights in any Long-Term Cash Awards theretofore granted to him, except that, if the Committee so directs, all Incomplete Long-Term Cash Awards may be terminated prospectively with the same effect as a termination of employment under the second paragraph of the section entitled "Termination or Change in Employment Status".

                              Long-Term Cash Award

Granted to:                         Name
Effective Date of Grant:            Date
Targeted Award:                     $XX,XXX
Performance Period:                 January 1, 2001 - December 31, 2003

     Under the long-term incentive program of W.R. Grace & Co (the "Company"), the Compensation Committee (the "Committee") of the Board of Directors of the Company has granted you a Long-Term Cash Award under which you may earn a payout in an amount equal to (or, in certain circumstances, greater or less than) the Targeted Award set forth above, over the Performance Period.

     This Targeted Award will be earned by you if the performance objectives described in Annex B for the Performance Period are met. If the performance objectives are only partially achieved or are over-achieved, the amount you actually earn under this Award will be decreased (or eliminated) or increased as set forth in Annex B.

     The consequences of a change in or termination of your employment status during the Performance Period are described in the attached Administrative Practices (Annex C).

     In all matters regarding the administration of the Long-Term Cash Award, the Committee has full and sole jurisdiction and discretion, subject to the provisions of Annex C.

     Long-Term Cash Awards are being granted only to a limited number of executives of the Company and its subsidiaries. This Award should, consequently, be treated confidentially.


                                                W.R. GRACE & CO.
                                                By:
                                                PAUL NORRIS
                                                CHAIRMAN, CEO, PRESIDENT


                                                Acceptance of the foregoing is
                                                acknowledged this ____________
                                                day of _______________, 2001.

                                                -------------------------------

                                                (Signature of Participant)

                                                -------------------------------

                                                (Please print full name)